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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Henderson                             Alan                          C.
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(Last)                               (First)                     (Middle)

RehabCare Group, Inc.-7733 Forsyth Blvd., Suite 1700
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                                  (Street)

St. Louis                                    Missouri             63105
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(City)                                       (State)              (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Reinsurance Group of America, Incorporated (NYSE:RGA)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

9/30/2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[ X ]   Director                            [   ]   10% Owner
[   ]   Officer (give title below)          [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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
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                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
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
                                                                                                                6.
                                                                4.                              5.              Owner-
                                                                Securities Acquired (A) or      Amount of       ship
                                                   3.           Disposed of (D)                 Securities      Form:     7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                      2.            Deemed         Code         ------------------------------- Owned Following (D) or    Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)             Reported        Indirect  Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price    Transaction(s)  (I)       Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)             (Instr. 3       (Instr. 4)(Instr. 4)
                      Day/Year)     Day/Year)                                                   and 4)
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


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

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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
                                                                                                          9.
                                                                                                          Number of 10.
                                                                                                          Deriv-    Owner-
                   2.                                                                                     ative     ship
                   Conver-                         5.                            7.                       Secu-     Form of  11.
                   sion                            Number of                     Title and Amount         rities    Deriv-   Nature
                   or              3A.             Derivative   6.               of Underlying    8.      Bene-     ative    of
                   Exer-           Deemed  4.      Securities   Date             Securities       Price   ficially  Secu-    In-
                   cise    3.      Execu-  Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     rities:  direct
                   Price   Trans-  tion    action  or Disposed  Expiration Date  ---------------- Deriv-  Following Direct   Bene-
1.                 of      action  Date,   Code    of (D)       (Month/Day/Year)           Amount ative   Reported  (D) or   ficial
Title of           Deriv-  Date    if any  (Instr. (Instr. 3,   ----------------           or     Secu-   Trans-    Indirect Owner-
Derivative         ative   (Month/ (Month/ 8)      4 and 5)     Date     Expira-           Number rity    action(s) (I)      ship
Security           Secu-   Day/    Day/    ------  ------------ Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)         rity    Year)   Year)   Code V   (A)   (D)   cisable  Date    Title     Shares 5)      4)        4)       4)
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Phantom Stock Unit 1-for-1 9/30/02          A      36.7           (1)     (1)    Common     36.7          900.9 (2)    D
                                                                                  Stock
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

Explanation of Responses:

(1) Acquired on September 30 in lieu of director's retainer fees. Subject to forfeiture unless held until the director ceases to be a director by reason of retirement, death or disability.

(2)  Represents number of securities beneficially owned as of September
     30, 2002.



          /s/ William L. Hutton                              October 1, 2002
---------------------------------------------            -----------------------
     **Signature of Reporting Person                               Date
            Attorney-in-fact

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.